Exhibit 99.1

Four Oaks Bank Acquires LongLeaf Community Bank

FOUR OAKS, N.C.--(BUSINESS WIRE)--Four Oaks Fincorp, Inc. (OTCBB: FOFN), holding company for Four Oaks Bank & Trust Company, announced today that it completed the acquisition of LongLeaf Community Bank as of 5:01 pm on April 17, 2008.

"On behalf of Four Oaks Fincorp, Inc. and Four Oaks Bank, I welcome the shareholders and customers of LongLeaf Community Bank to our banking family," stated Chairman, CEO and President, Ayden R. Lee, Jr. "During the last few months we have experienced a tremendous level of support by the employees of both institutions in order to be able to achieve this accomplishment. It is clear that we have highly committed, dedicated associates who are now joining forces to continue to provide the highest quality banking in all of our communities."

Under the terms of the merger agreement, LongLeaf shareholders are permitted to request cash, Four Oaks Fincorp, Inc. stock or a combination of both for their outstanding shares, subject to an overall limitation that not more than 50% of deal consideration would be paid in cash.

At March 31, 2008, LongLeaf had assets of $62 million and deposits of $52 million. With the addition of LongLeaf's branch offices, Four Oaks Bank operates 16 branches in 8 counties in central and eastern North Carolina.

Four Oaks was advised by the law firm of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. LongLeaf was advised by the investment banking firm of Howe, Barnes, Hoefer, and Arnett, Inc. and the law firm of Ward and Smith, P.A.

Four Oaks Bank & Trust Company is a state chartered member bank headquartered in Four Oaks, North Carolina, where it was chartered in 1912. It is the wholly owned subsidiary of Four Oaks Fincorp, Inc., the single bank holding company trading under the symbol FOFN on the OTC Bulletin Board, which has approximately $833 million in assets and $610 million in deposits. The Bank presently operates sixteen branch offices which are located in Four Oaks, Clayton, Garner (at I-40 and Hwy. 42), Smithfield, Benson, Fuquay-Varina, Holly Springs, Wallace, Harrells, Sanford, Zebulon, Dunn, Rockingham and Southern Pines.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. As previously announced, Four Oaks Fincorp, Inc., its wholly-owned subsidiary, Four Oaks Bank & Trust Company, and LongLeaf Community Bank entered into a definitive merger agreement (the "Agreement") on December 10, 2007, pursuant to which LongLeaf Community Bank merged with and into Four Oaks Bank & Trust Company. The parties to the Agreement filed a registration statement, a proxy statement/prospectus, and other relevant documents concerning the merger transaction with the Securities and Exchange Commission (the "SEC") and the Federal Deposit Insurance Corporation (the "FDIC"). SHAREHOLDERS OF LONGLEAF COMMUNITY BANK ARE NOT BEING ASKED TO TAKE ANY ACTION AT THIS TIME BUT ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED (OR TO BE FILED) WITH THE SEC AND FDIC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN (OR WILL CONTAIN) IMPORTANT INFORMATION. One may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about the parties to the Agreement, at the SEC's website (http://www.sec.gov). Information about LongLeaf Community Bank is available in the public filings it makes with the FDIC, which are available for inspection at the offices of the FDIC's Accounting and Securities Disclosure Section located at Room F-6043, 550 17th Street, N.W., Washington, DC 20429. One may also obtain copies of LongLeaf Community Bank's reports by calling the FDIC's Accounting and Securities Disclosure Section at (202) 898-8913, by facsimile at (202) 898-8505, or by email at mfields@fdic.gov. Copies of the proxy statement/prospectus and the SEC filings that are incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Nancy Wise, Four Oaks Fincorp, Inc., 6114 U.S. 301 South, Four Oaks, North Carolina 27524, (919) 963-2177. In addition, copies of the proxy statement/prospectus can be obtained, without charge, by directing a request to Sandy Hunsucker, LongLeaf Community Bank, P.O. Box 1208, Rockingham, North Carolina 28380, (910) 895-1208.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief
Executive Officer
or
Nancy S. Wise, Executive Vice President and Chief
Financial Officer
919-963-2177